Exhibit 10.26

VIA EMAIL

November 7, 2006

Mr. Bob Cain

Cost U Less

bcain@costuless.com

Re: 2055 Burroughs Avenue, San Leandro, California

Dear Mr. Cain:

On behalf of AMB Partners II, L.P., a Delaware limited partnership (hereinafter “Landlord”), I am pleased to present the following renewal proposal (the “Proposal”) to Cost-U-Less, Inc., (hereinafter “Tenant”), at the above referenced address (“Premises”). The following represents the terms and conditions upon which the Landlord is prepared to enter into a binding Amendment to Lease Agreement.

1.	PREMISES: Approximately 56,225 square feet commonly known as 2055 Burroughs Avenue, San Leandro, California.

2.	LEASE TERM: Term of the Lease amendment shall be for a period of sixty (60) months.

3.

USE: Tenant shall be permitted use and occupancy of the Premises for the warehousing and distribution of non-hazardous product in conformity with all laws and the municipal zoning requirements of the City of San Leandro.

4.	COMMENCEMENT DATE: The Amendment shall commence February 1, 2007.

5.	BASE RENT: The Base Rent will be as follows upon the Commencement Date:

MONTHS	MONTHLY BASE RENT
1-12	$ 23,052.25
13-24	$ 23,974.34
24-36	$ 24,933.31
37-48	$ 25,930.65
49-60	$ 26,967.87

6.	OPERATING EXPENSES: Tenant shall continue to pay Tenant’s Share of Operating Expenses as more fully described in the Lease and First Amendment to Lease.

7.	OPTION TO RENEW: Tenant shall have no Renewal Options.

8.	TENANT IMPROVEMENTS:

Landlord shall complete the following Tenant Improvements at its sole cost and expense:

•	Demolish (1) existing warehouse office behind break room.

•	Reconfigure walls to create a smaller break room and office subject to a mutually acceptable plan
•	Paint interior office area and restrooms
•	Install VCT flooring in a portion of the office areas and men’s restroom
•	Repair existing chain link double slide gate
•	Install one mechanical dock plate on dock #4
•	Remove and relocate (1) existing dock ramp #4 to dock ramp #1.
•	Service and repair the remaining docks
•	Repair lamps and replace bulbs within the warehouse
•	Install additional lighting within the warehouse
•	Replace fixtures in the men’s restroom
•	Replace water damaged ceiling tiles in office area.

9.	HAZARDOUS MATERIALS: Per the Lease Agreement.

10.

BROKERS: Tenant represents and warrants that it has had no dealings with any real estate broker, agent or finder in connection with the Premises who is or might be entitled to a real estate brokerage commission or finder's fee in connection with this proposed transaction. If Tenant has dealt with any other person, real estate broker or agent with respect to this Amendment, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, damages with respect thereto, including attorneys' fees and costs.

11.	EXPIRATION DATE: This Proposal shall be valid through and including November 7, 2006.

This Proposal reflects the present understanding of the discussions the two parties have had regarding the proposed transaction. It is expected that the Amendment, which may be negotiated between the parties with respect to this transaction, may be generally consistent with the provisions of this letter and any other proposal letters. This Proposal does not, however, constitute an offer or create any legal rights or obligation between the parties. All legal rights and obligations between the parties will come into existence if, and only if, a definitive agreement setting forth such legal rights and obligations is signed and delivered by both parties.

We look forward to your response.

Sincerely,
AMB PROPERTY CORPORATION

/s/ Elizabeth M. Wheeler
ELIZABETH M. WHEELER
VICE PRESIDENT, LEASING & MARKETING
DIRECTOR

READ AND APPROVED:

TENANT: Cost-U-Less

BY: /s/ Bob Cain

DATE:11/7/06